Exhibit 99.1

AXCELIS REACHES AGREEMENT WITH VERTEX CAPITAL

VERTEX’S INDEPENDENT NOMINEES RICHARD J. FAUBERT AND JOHN T. KURTZWEIL TO JOIN AXCELIS’ SLATE OF DIRECTOR CANDIDATES FOR ELECTION AT 2015 ANNUAL MEETING OF STOCKHOLDERS

BEVERLY, Mass. — March 6, 2015 — Axcelis Technologies, Inc. (Nasdaq: ACLS) today announced it has reached an agreement with Vertex Capital Advisors, LLC (“Vertex”) whereby the Company will nominate Richard J. Faubert and John T. Kurtzweil to its Board of Directors (the “Board”) at the Company’s 2015 Annual Meeting of Stockholders scheduled for May 13, 2015.  In addition to Messrs. Faubert and Kurtzweil, the Company’s updated slate of director candidates consists of Thomas St. Dennis, R. John Fletcher, Arthur L. George, Jr., Joseph Keithley, Barbara J. Lundberg, Patrick H. Nettles and Mary G. Puma.  The Board will continue to be comprised of nine members.

In connection with today’s announcement, Vertex has withdrawn its prior director nominations and agreed to certain customary standstill and voting provisions, including voting in favor of all nominees recommended by Axcelis’ Board at the 2015 Annual Meeting of Stockholders.

Axcelis Chairman and CEO Mary Puma said, “We welcome the addition of Richard and John to the Board, and believe they will bring new perspectives and additional industry and financial experience to Axcelis.  This action further amplifies our Board’s commitment to good corporate governance practices, and with these additions, the Company’s slate will continue to include eight independent directors, five of whom are new or have served only one year.  We believe this is a very positive outcome for Axcelis and our stockholders, and we look forward to working collaboratively as we continue to drive further market share gains, improve financial results and create long-term value for all stockholders.  We’ve appreciated Vertex’s insights into our business and its recommendations on additional steps to enhance stockholder value at the Company, many of which we have acted upon.”

Eric Singer, Founder of Vertex Capital Advisors, stated, “We are pleased to have reached this agreement with Axcelis.  We believe the Company is moving in the right direction to enhance stockholder value and believe Richard and John have the right backgrounds and perspectives to support the Board’s continued focus on achieving this goal, both operationally and strategically.  We’ve appreciated our dialogue with Mary and look forward to continuing to work collaboratively with her and the Axcelis team.”

Biographies of the two new directors follow:

Richard J. Faubert

Richard Faubert brings extensive technology leadership experience in the semiconductor capital equipment industry, as well as significant manufacturing, engineering, research and development, business and operations experience in a high technology environment.  Most recently, Mr. Faubert served as President, Chief Executive Officer and Chairman of AmberWave Systems Corporation, a semiconductor technology company, from September 2003 through December 2010.  From 1998 through 2002, Mr. Faubert served as President, Chief Executive Officer and Director of SpeedFam-IPEC, Inc., a manufacturer of semiconductor equipment.  Upon the sale of SpeedFam-IPEC to Novellus Systems, Inc., a capital equipment manufacturer, Mr. Faubert served as Executive Vice President of Novellus Systems until April 2003.  Prior to SpeedFam-IPEC, Mr. Faubert held executive and management positions at Tektronix, Inc., a test, measurement, and monitoring company, and GenRad, Inc., an electronics testing and manufacturing company.

Mr. Faubert has served on the Board of Directors of Electro Scientific Industries, Inc., a provider of laser-based manufacturing solutions for the microtechnology industry, and RadiSys Corporation, a provider of wireless infrastructure solutions for telecom, aerospace, and defense applications.  Mr. Faubert also served on the North American Advisory Board of SEMI, a global industry association serving the manufacturing supply chain for the micro- and nano-electronics industries, from 2001 to 2011.

Mr. Faubert received a Bachelor’s degree in electrical engineering from Northeastern University.

John T. Kurtzweil

John Kurtzweil has more than 20 years of experience as the Chief Financial Officer of publicly traded companies.  He has extensive experience leading strategic planning cycles, M&A teams, and finance operations focused on improving stockholder value.  Most recently, Mr. Kurtzweil served as Special Assistant to the Chief Executive Officer of Extreme Networks, a developer of Ethernet switching technology for data centers and the cloud, where Mr. Kurtzweil was previously the Executive Vice President, Finance, Chief Financial Officer and Treasurer.  Prior to joining Extreme Networks, Mr. Kurtzweil served as Executive Vice President, Finance, Chief Financial Officer & Treasurer of Cree Inc, a developer of LED lighting technology and products, where he was instrumental in driving and supporting Cree’s revenue growth from $400 million to $1.2 billion.

Previously, Mr. Kurtzweil was the Senior Vice President & Chief Financial Officer of Cirrus Logic, On Semiconductor and Read-Rite Corporation, and was the Interim Chief Financial Officer of Quepasa Corporation.  Mr. Kurtzweil also served in various financial capacities at Maxtor Corporation, MiniScribe Corporation, and Honeywell Incorporated.

Mr. Kurtzweil received his Master’s degree in Business Administration from the University of St. Thomas and a Bachelor’s degree in accounting from Arizona State University.

Safe Harbor Statement

This letter contains forward-looking statements under the SEC safe harbor provisions. These statements, which include our guidance for future financial performance, are based on management’s current expectations and should be viewed with caution. They are subject to various risks and uncertainties, many of which are outside the control of the Company, including the timing of orders and shipments, the conversion of orders to revenue in any particular quarter, or at all, the continuing demand for semiconductor equipment, relative market growth, continuity of business relationships with and purchases by major customers, competitive pressure on sales and pricing, increases in material and other production costs that cannot be recouped in product pricing and global economic, political and financial conditions. These risks and other risk factors relating to Axcelis are described more fully in the most recent Form 10-K filed by Axcelis and in other documents filed from time to time with the Securities and Exchange Commission.

Important Additional Information

Axcelis has filed a preliminary proxy statement and WHITE proxy card with the Securities and Exchange Commission (the “SEC”) and will be filing a definitive proxy statement in connection with the solicitation of proxies for the 2015 Annual Meeting.  Axcelis, its directors, nominees and certain of its executive officers will be participants in the solicitation of proxies from stockholders in respect of the 2015 Annual Meeting.  Information regarding the names of Axcelis’ directors, director nominees and executive officers and their respective interests in Axcelis by security holdings or otherwise is set forth in Axcelis’ preliminary proxy statement for the 2015 Annual Meeting, filed with the SEC on March 3, 2015 and will be set forth in the definitive proxy statement when it is filed with the SEC.  BEFORE MAKING ANY VOTING DECISION, INVESTORS AND STOCKHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, INCLUDING THE COMPANY’S DEFINITIVE PROXY STATEMENT AND ANY SUPPLEMENTS THERETO BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and stockholders will be able to obtain a copy of the definitive proxy statement and other documents filed by the Company free of charge from the SEC’s website, www.sec.gov. The Company’s stockholders will also be able to obtain, without charge, a copy of the definitive proxy statement and other relevant filed documents by directing a request by mail to Axcelis Technologies, Inc., 108 Cherry Hill Drive, Beverly, Massachusetts 01915, Attn: Corporate Secretary, telephone: (978) 787-4000, or from the Company’s website, http://investor.axcelis.com.

About Axcelis

Axcelis (ACLS), headquartered in Beverly, Mass., has been providing innovative, high-productivity solutions for the semiconductor industry for over 35 years. Axcelis is dedicated to developing enabling process applications through the design, manufacture and complete life cycle support of ion implantation systems, one of the most critical and enabling steps in the IC manufacturing process. Learn more about Axcelis at www.axcelis.com.

Contacts

Investor Relations:

Doug Lawson

978.787.9552

Sard Verbinnen & Co

John Christiansen / Meghan Gavigan

415.618.8750 / 212.687.8080